Exhibit 99.1

Sonnet BioTherapeutics Provides 2021 Business Update

PRINCETON, NJ / ACCESSWIRE / March 29, 2021 / Sonnet BioTherapeutics Holdings, Inc. (NASDAQ:SONN) (“Sonnet” or the “Company”), a biopharmaceutical company developing innovative targeted biologic drugs, announced today a business update on its ongoing programs.

“Last year we continued execution across our pipeline, and I am excited to share an update on our ongoing activities,” commented Pankaj Mohan, Ph.D., Founder and CEO. “This year we expect to be in the clinic with multiple programs, which we believe is an important milestone for patients.”

SON-1010 (FHAB-IL12): Sonnet has completed nonhuman primate (NHP) GLP toxicity studies with SON-1010 and is awaiting data to prepare an IND submission, while working in parallel to initiate clinical trials during the second half of this year. Prior to IND submission, the Company will initiate pre-IND interactions with FDA, which are expected during the second quarter, and will work to finalize the first-in-human protocol, along with selecting a CRO to perform the studies. CMC activities are on schedule to deliver GMP material prior to the IND filing.

SON-080 (Fully Human IL-6) – Chemotherapy Induced Peripheral Neuropath (CIPN): With successful GLP toxicity studies completed, the CMC manufacturing is well underway, and product is expected to be available for a clinical trial commencing during the second half of this year. Plans have been initiated to complete the study design protocol for a Phase 1b/2a study, as well as the completion of diligence and selection of a CRO.

SON-081 (Fully Human IL-6) – Diabetic Peripheral Neuropathy (DPN): Sonnet anticipates completing the partnership deal in South East Asia during April 2021 that Sonnet expects will position New Life Therapeutics (NLT) to fund and progress the asset forward into a Phase 1b/2a clinical trial. NLT has elected to focus on the acceleration of the development of low dose IL-6 for DPN at this time, and to hold an option to the CIPN indication for several months following the execution of a definitive agreement. Sonnet anticipates that clinical trial initiation will occur during the second half of this year. Sonnet has recently obtained positive initial comparability data from the new batch being manufactured using an updated process and awaits final study completion and reports of product comparability, prior to IND filing.

SON-1210 (IL12-FHAB-IL15): Sonnet’s first bispecific candidate is undergoing cell line and process development. Sonnet has engaged a novel intensified perfusion manufacturing process to generate clinical grade material and expects completion of NHP studies in the second half of this year with an IND submission during the first half of 2022.

SON-2014 (GMcSF-FHAB-IL18): In addition to GMcSF-FHAB-IL18, Sonnet has manufactured bi-specific preclinical constructs of IL18-FHAB-IL12 and IL12-FHAB-GMcSF that are being evaluated for in vivo efficacy, biomarker profiles and fluorescence-activated cell sorting (FACS) assessment in single dose and multi-dose preclinical studies.

Upon completion of the preclinical efficacy evaluation in the second quarter of this year, Sonnet intends to initiate commercial cell line development necessary for future clinical trials. An IND submission for SON-2014 is currently targeted for the second half of 2022.

SON-3015 (Anti-IL6-FHAB-Anti-TGFβ): Sonnet is in the discovery phase of SON-3015 development and is currently panning the candidate for binding and stability, after which the preclinical bispecific product will be evaluated in a mice model, expected during the second half of 2021. Sonnet is planning to initiate commercial cell line development in the first quarter of 2022.

INTELLECTUAL PROPERTY: Sonnet has received Notice of Allowance from the USPTO for its first issued patent on the FHAB delivery technology. Formal issuance is expected during the balance of 1H21.

About Sonnet BioTherapeutics Holdings, Inc.

Sonnet BioTherapeutics is an oncology-focused biotechnology company with a proprietary platform for innovating biologic drugs of single or bispecific action. Known as FHAB (Fully Human Albumin Binding), the technology utilizes a fully human single chain antibody fragment (scFv) that binds to and “hitch-hikes” on human serum albumin (HSA) for transport to target tissues. FHAB is the foundation of a modular, plug-and-play construct for potentiating a range of large molecule therapeutic classes, including cytokines, peptides, antibodies and vaccines.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s on-going negotiations with New Life Therapeutics and the execution of a definitive agreement with New Life Therapeutics, product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential, “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Sonnet Biotherapeutics Investor Contact

Alan Lada

Solebury Trout

617-221-8006
alada@soleburytrout.com